EXECUTION VERSION

TRANSITION & SEPARATION AGREEMENT
This Transition & Separation Agreement (the “Agreement”) sets forth the understanding between you, George Renaudin, and Humana Inc. and its affiliates and subsidiaries (“Humana”) with respect to your separation from employment with Humana.
RECITALS:
A.The Parties have mutually agreed that your position will be eliminated and therefore your employment with Humana will terminate as of an agreed upon date; and
B.In order to ensure a smooth transition prior to your exit, Humana has requested that you continue your employment as President – Insurance (the “Role”) until a transition date to be determined before the end of the third quarter of 2026 (the “Transition Date”) and subsequently in an interim role as “Strategic Advisor” to the Company reporting to the Chief Executive Officer.
NOW, THEREFORE, in consideration of your agreement to the terms set forth below and the mutual benefits to be derived hereunder, it is agreed:
A.EMPLOYMENT STATUS
1.Acceptance of Interim and Variable Staffing Pool Roles. You agree to accept employment as a “Strategic Advisor,” effective as of the Transition Date (the “Interim Role”), during which time you will devote substantial time and effort to advising Humana’s Insurance business segment, including development of Humana’s bid strategy, distribution relationships, leadership development, and interoperability efforts. Humana agrees that you will remain employed in the Interim Role until December 31, 2026, and that effective January 1, 2027, Humana will transition you to a Variable Staffing Pool associate (the “VSP Role”), as defined in Humana’s Requisition Policy, assigned to advise Humana. In order to maintain your employment while in the VSP Role, you agree to perform at least one hour of work every 60 days until March 31, 2027, at which time your employment will be terminated (the “Separation Date”). You agree and acknowledge that you are not eligible for payments under any Humana severance policy or Humana’s Change In Control Policy while you are in either the Interim or VSP Role, except as provided in this Agreement and/or the Executive Severance Policy. Humana agrees that it will not change your employment status to the VSP Role prior to January 1, 2027 without your express written consent. In the event that during the period that you are in the Interim Role you obtain other full-time employment and intend to accept such other employment, you agree to provide Humana with at least 30 days prior written notice setting forth the date of such change in status, and effective on such date your status will change to the VSP Role through the Separation Date (a “Voluntary VSP Status Change”). Notwithstanding the change of such status prior to January 1, 2027, you shall still be entitled to all compensation, equity and benefits as described in this Agreement as if your status was in the Interim Role through December 31, 2026, and you will be treated as continuing in the VSP Role through the Separation Date, except

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that in the event of a Voluntary VSP Status Change, you will not be eligible for the Company’s 401(k) Plan and Retirement Equalization Plan matching contributions while serving in the VSP Role.
2.Compensation.
(a)Subject to your compliance with Section B (3) of this Agreement, your current base salary of $760,000 will continue in the Interim Role and will be paid bi-weekly through December 31, 2026, while in the Interim Role. You acknowledge and agree that you will not be eligible for future salary increases while you are in the Interim Role.
(b)Effective January 1, 2027, you will receive an hourly rate of $365.38 for work performed in the VSP Role, which will be paid bi-weekly. You acknowledge and agree that you will not be eligible for future salary increases.
(c)In the event incentive compensation for the 2025 plan year is paid pursuant to the terms and provisions of the Annual Incentive Plan (“AIP”), you will be entitled to receive an incentive compensation payment (without proration) for the applicable performance period. For your Individual Multiplier portion of AIP, Humana will pay you 100% of the total AIP award calculation. Any incentive compensation payable to you will be paid at the same time as such amounts are paid to other participants in the AIP whether or not you are then employed by Humana in any capacity or you are in the VSP Role. For the avoidance of doubt, your incentive compensation for 2025 will be in the same amount and payable at the same time as if you were employed in the Role for the entire year, whether or not you are then employed by Humana in any capacity or you are in the VSP Role.
(d)In the event incentive compensation for the 2026 plan year is paid pursuant to the terms and provisions of the AIP, you will be entitled to receive an incentive compensation payment (without proration) for the applicable performance period. For your Individual Multiplier portion of AIP, Humana will pay you 100% of the total AIP award calculation. Any incentive compensation payable to you will be paid at the same time as such amounts are paid to other participants in the AIP whether or not you are then employed by Humana in any capacity or you are in the VSP Role. For the avoidance of doubt, your incentive compensation for 2026 will be in the same amount and payable at the same time as if you were employed in the Role for the entire year, whether or not you are then employed by Humana in any capacity or you are in the VSP Role.
(e)While serving in the Role or the Interim Role, you shall also be entitled to the Company’s 401K Plan and Retirement Equalization Plan matching contributions. Notwithstanding the foregoing, in the event of a Voluntary VSP Status Change, you will not be eligible for the Company’s 401K Plan and Retirement Equalization Plan matching contributions while serving in the VSP Role.

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3.Severance Benefits: Upon the Separation Date you will be eligible to receive benefits under Humana’s Executive Severance Policy, subject to your complying with the terms and conditions of this Agreement and the Executive Severance Policy, except as modified in this Agreement.
4.Equity: You agree and acknowledge that you are not eligible for future equity grants while serving in either the Interim or VSP Role. Exhibit A hereto sets the Stock Options, Restricted Stock Units and Performance Stock Units that were granted to you and are outstanding as of the date hereof.
5.Benefits: While serving in the Role, the Interim Role or the VSP Role, you may continue to participate, to the extent you may be eligible, in the “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained from time to time by Humana for employees of Humana and its subsidiaries.
(a)Medical/Dental Benefits. If eligible, your rights to Continued Health Benefit Coverage shall be in accordance with Section 3.1(iii) of the Executive Severance Policy other than the last sentence thereof. You will be required to pay your portion of premiums or related payments as designated in such employee benefit plans and/or as designated by Humana directly to Humana. You shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Humana to establish or continue any particular employee benefit plan in discharge of its obligations under this Agreement. At Humana’s sole discretion, Humana may replace such employee benefit plans with employee benefit plans similar to Humana’s affiliates. Your active coverage or participation in such employee benefits plans shall end on the Separation Date, unless otherwise provided by the terms of such plan, by the Executive Severance Policy or by law. Thereafter, you will have COBRA continuation rights for dental or medical coverage.
(b)Deferred Compensation. Any deferred compensation benefits that become payable to you upon the Separation Date will be paid in accordance with the terms of the applicable plan.
B.MISCELLANEOUS
1.Cessation of Status as an Officer: Effective as of the Transition Date, you will no longer be an officer or director of Humana Inc., and of any subsidiaries and other affiliates of Humana Inc. of which you are an officer or director. Accordingly, you will not hold yourself out as being an officer or director, or as having any authority to bind, Humana Inc. or any such subsidiary or affiliate. You agree to execute any documents necessary to reflect the change in status.

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2.Non-Compete Agreement and Agreement Not to Solicit: You understand and agree that, subject to the agreed upon amendments to the Restricted Period (as set forth on Exhibit B hereto), (i) the provisions of any Stock Agreement entered into by you and Humana Inc. entitled “Agreement Not to Solicit” and “Agreement Not to Compete” and (ii) the provisions of Exhibit A to Humana’s Executive Severance Policy, in each case, remain in full force and effect and those obligations will continue during the applicable periods set forth on Exhibit B hereto (collectively, the “Restrictive Covenants”). You understand and agree that any violation of the provisions of the Restrictive Covenants will in each case result in irreparable injury to Humana, that the remedy at law for any violation or threatened violation of such Restrictive Covenants are inadequate and in the event of any such breach or threatened breach, Humana, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial as a matter of course, and to permanent injunctive relief without the necessity of proving actual damages.
3.Confidential Information and Trade Secrets: You recognize that your position with the Company has required considerable responsibility and trust, and, in reliance on your loyalty, the Company has entrusted you with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. “Trade Secret” shall be defined as any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company’s business plans, business prospects, training manuals, product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms “Trade Secrets” and “Confidential Information” shall not apply to information which is (i) already in your possession (unless such information was used in connection with formulating the Company’s business plans, obtained by you from the Company or was obtained by you in the course of your employment by the Company), or (ii) required to be disclosed by any applicable law. Except as may be required by law or legal process or an order of a court of competent jurisdiction, you will not use or disclose any Trade Secrets or Confidential Information of the Company at any time after termination of employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of yours in violation of this Section B(3). Upon termination of employment, you will surrender to the Company all memoranda, notes, records, plans, manuals or other documents pertaining to the Company’s business or your employment (including all copies thereof). You will also leave with the Company all materials involving Trade Secrets or Confidential Information of the Company. All such information and materials, whether or not made or developed by you, shall be the sole and exclusive property of the Company, and you hereby assign to the Company all of your right, title and interest in and to any and all of such information and materials. The Company will not and will cause the Chief Executive Officer and the other officers and directors of Humana not to, disparage you or your performance, or otherwise take any action which could reasonably be expected to adversely affect your personal or professional reputation. You will not disparage the Company or any of its executive officers, directors, agents or employees, or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or

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employees. Further, and consistent with the foregoing, as of the Transition Date, including for the duration of the Severance Period (as defined in the Humana Inc. Executive Severance Policy), you will not hold yourself out as a source or an expert with respect to the Company’s financial performance or financial or strategic prospects and you will not comment on the same, unless any such comment shall be approved in advance in writing by the Chief Executive Officer of Humana. Nothing in this Agreement, however, shall prevent you from responding accurately to any question, inquiry or request for information when required by legal or administrative process.
4.Entire Agreement: This Agreement, the Executive Severance Policy (as modified herein), the Retirement Equalization Plan and the Stock Agreements reflect the entire understanding between Humana and you with respect to compensation and benefits available during your service in the Interim Role and VSP Role, and no statements, promises or inducements, whether written or oral, made by either party that are not contained in this Agreement, the Executive Severance Policy (as modified herein), the Retirement Equalization Plan or the Stock Agreements shall be valid or binding upon the parties to this Agreement.
5.Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement.
6.Code Section 409A: It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”) and the interpretive guidance thereunder, including, without limitation, the exemptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. Humana agrees to negotiate in good faith with you to make amendments to the Agreement, as both parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. If an amount to be paid under this Agreement is payable in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A. For purposes of this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to the requirements of Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean a “separation from service” within the meaning of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service. Neither Humana nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The Company shall indemnify and hold you harmless if you incur additional tax under Section 409A as a result of a violation of Section 409A under this Agreement (an “Indemnified Section 409A Violation”) that

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occurs as a result of (1) the Company’s clerical error (other than an error caused by erroneous information provided to the Company by you), (2) the Company’s failure to administer this Agreement or any deferred compensation arrangement or plan in accordance with its written terms (such written terms, the “Employment Documents”), or (3) the Company’s failure to maintain the Employment Documents in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to you if (x) the Company has made a reasonable, good faith attempt to maintain the Employment Documents in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the Employment Documents in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the Employment Documents not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the Employment Documents to bring them into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided to you). In the event of an Indemnified Section 409A Violation, the Company shall reimburse you for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that you incur the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (2) any interest or penalty that is assessed with respect to your failure to make a timely payment of the 20% additional income tax described in clause (1), provided that you pay the 20% additional income tax promptly upon being notified that the tax is due.
C.ACKNOWLEDGMENTS: You and Humana hereby acknowledge and agree:
1.that you were provided a sufficient period to review and consider this Agreement and are advised to contact an attorney,
2.that you understand each of the terms of this Agreement and the effect of executing this Agreement by your signature; and
3.that you are executing this Agreement as your own free act and deed, without any coercion or duress, and that you agree to each of the terms and provisions of this Agreement.
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EXECUTION VERSION

IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this Agreement as of the date indicated.

HUMANA INC. By: /s/ Joseph C. Ventura Name: Joseph C. Ventura Title: Chief Legal Officer Date: December 15, 2025	By: /s/ George Renaudin Name: George Renaudin Date: December 15, 2025